As filed with the Securities and Exchange Commission on April 3, 2003   Reg. No. ____________

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Energy Visions Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

(I.R.S. Employer

incorporation or organization)

 identification No.)

43 Fairmeadow Avenue

Toronto, Ontario, Canada

M2P 1W8

(416) 733-2736

(Address of principal executive offices)

________________________________________________

ADVISORY AND CONSULTING AGREEMENTS

(Full title of plan)

________________________________

Wayne Hartford

President and CEO

Energy Visions Inc.

43 Fairmeadow Avenue

Toronto, Ontario, Canada

M2P 1W8

(Name and address of agent for service)

(416) 733-2736

(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum Aggregate offering Price	Amount of Registration fee
Common Stock (.0001 par value)	300,000.10		$30,000	$2.43

(1)     Represents 300,000 shares of EGYV Common Stock to be issued to a previous senior employee and officer for services rendered as a consultant.

(2)     Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993.

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

Purposes:

The Common Stock will be issued by the Company pursuant to an agreement entered into between the former employee and the Company and approved by the Board of Directors of the Company (the "Board of Directors").  The agreement is intended to provide a method whereby the Company may be stimulated by the continued involvement of a previous senior employee and officer as a consultant to the Company thereby retaining his experience of the affairs of the Company and advancing the interests of the Company, and all of its shareholders.

Common Stock:

The Board has authorized the issuance of a total of 300,000 EGYV treasury common shares of the Company to the Consultant upon effectiveness of the registration statement respecting services as a consultant.

Consultant:

The Consultant has agreed to provide his expertise and advice to the Company on a non-exclusive basis for the purpose of generally representing the Company with respect to certain business matters.

No Restrictions on Transfer

Upon the shares becoming "Earned" pursuant to the terms of Consultant's engagement agreement, the Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receives shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions of Re-sales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the Common Stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2.

Registrant Information and Employee Plan Annual Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: 43 Fairmeadow Avenue, Toronto, Ontario, M2P 1W8, Canada.  Questions may be directed to the Company via telephone at (416) 733-2736.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Energy Visions Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) the Company’s annual report on Form 10-KSB for the fiscal year ended September 30,  2002, filed January 14, 2003, file number 000-30285.

(b) the Company’s Form 10-QSB for the quarter ended December 31, 2002 filed February 14, 2003 , file number 000-30285.

(c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common Stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Company's indemnification policy covering officers and directors, as contained in the by-laws, provides that the Company may indemnify its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The Company has purchased indemnification insurance for officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

The following documents are attached to and filed as part of this Form S-8:

Exhibit 10.1

Advisory and Consulting Agreement

Exhibit 23.1

Consent of Goldstein Golub Kessler LLP

Item 9. Undertakings

(a)

The undersigned registrant hereby undertakes::

(1)

To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company’s annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on April 2, 2003.

Energy Visions Inc.
By /s/ D. Wayne Hartford
Wayne Hartford, President & CEO